CONDITIONS

This Company binds the kind(s) of insurance stipulated on page 1. This insurance is subject to the terms, conditions and limitations of the policy(ies) in current use by the Company.

This binder may be cancelled by the Insured by surrender of this binder or by written notice to the Company stating when cancellation will be effective. This binder may be cancelled by the Company by notice to the Insured in accordance with the policy conditions. This binder is cancelled when replaced by a policy. If this binder is not replaced by a policy, the Company is entitled to charge a premium for the binder according to the Rules and Rates in use by the Company.

Applicable in California

When this form is used to provide insurance in the amount of one million dollars ($1,000,000) or more, the title of the form is changed from "Insurance Binder" to "Cover Note".

Applicable in Delaware

The mortgagee or Obligee of any mortgage or other instrument given for the purpose of creating a lien on real property shall accept as evidence of insurance a written binder issued by an authorized insurer or its agent if the binder includes or is accompanied by: the name and address of the borrower; the name and address of the lender as loss payee; a description of the insured real property; a provision that the binder may not be canceled within the term of the binder unless the lender and the insured borrower are provided with written notice of the cancellation at least ten (10) days before the cancellation; except in the case of a renewal of a policy subsequent to the closing of the loan, a paid receipt of the full amount of the applicable premium, and the amount of insurance coverage.

Chapter 21 Title 25 Paragraph 2119

Applicable in Florida

Except for Auto Insurance coverage, no notice of cancellation or nonrenewal of a binder is required unless the duration of the binder exceeds 60 days. For auto insurance, the insurer must give 5 days prior notice, unless the binder is replaced by a policy or another binder in the same company.

Applicable in Nevada

Any person who refuses to accept a binder which provides coverage of less than $1,000,000.00 when proof is required: (A) Shall be fined not more than $500.00, and (B) is liable to the party presenting the binder as proof of insurance for actual damages sustained therefrom.